FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-167764 and No. 333-167764-01
September 7, 2011

NEW ISSUE CMBS: $1,492MM MORGAN STANLEY CAPITAL I SERIES 2011-C3 (MSC 2011-C3)
CO-LEAD MANAGERS & BOOKRUNNERS: MORGAN STANLEY & BofA MERRILL LYNCH

PUBLICLY OFFERED CERTIFICATES

PRIN	CUM	NOI
CLASS	DBRS/MOODY'S	SIZE($MM)	CE(%)	WAL(YRS)	WINDOW	LTV(%)	DY(%)
A-1	AAA(sf)/Aaa(sf)	85.448	30.000	2.6	1-56	43.1	17.0
A-2	AAA(sf)/Aaa(sf)	448.881	30.000	4.8	56-59	43.1	17.0
A-3	AAA(sf)/Aaa(sf)	219.010	30.000	7.6	59-116	43.1	17.0
A-4	AAA(sf)/Aaa(sf)	291.053	30.000	9.7	116-117	43.1	17.0

PRIVATELY  OFFERED CERTIFICATES (144A)

A-J	AAA (sf)/Aaa(sf)	162.253	19.125	9.83	117-118	49.8	14.7
B	AA(sf)/Aa2(sf)	69.005	14.500	9.86	118-118	52.7	13.9
C	A(sf)/A2(sf)	44.760	11.500	9.86	118-118	54.5	13.4
D	BBB(high)(sf)/Baa1(sf)	31.704	9.375	9.86	118-118	55.8	13.1
E	BBB(low)(sf)/Baa3(sf)	54.085	5.750	9.93	118-119	58.1	12.6

COLLATERAL SUMMARY
POOL BALANCE:	$1.492Bn
NUMBER OF LOANS / PROPERTIES:	63/76
WA CUT-OFF LTV:	61.6%
WA BALLOON LTV:	54.3%
WA MORTGAGE RATE:	5.279%
WA UW NCF DSCR:	1.68x
WA UW NOI DEBT YIELD:	11.9%
WA TERM TO MATURITY (MOS):	96
% OF TEN LARGEST LOANS:	52.4%
LOAN SELLERS:	MORGAN STANLEY (60.6%), BANK OF AMERICA (39.4%)
TOP 5 STATES:	TX(17.6%), CA(13.6%), PA(12.0%), NY(8.4%), OH(7.0%)
TOP 5 PROPERTY TYPES:	RETAIL(46.3%), OFFICE(29.7%), HOSPITALITY(12.6%) INDUSTRIAL(3.4%), MANUFACTURED HOUSING(2.8%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES
TRUST ADVISOR:	TRIMONT REAL ESTATE ADVISORS, INC.
CONTROLLING CLASS REP:	BLACKROCK FINANCIAL MANAGEMENT

ROADSHOW & TIMING
INVESTOR GROUP CALL:	MON 9/12 @ 1PM EDT (DIAL-IN DETAILS TBD)
HARTFORD BFAST:	9/8 8:30AM @ MARRIOTT
BOSTON LUNCH:	9/8 12:45PM @ THE MANDARIN ORIENTAL
MINNEAPOLIS BFAST:	9/9 7:45AM @ THE GRAND
CHICAGO GROUP MTG:	9/9 2:00PM @ MS OFFICE
NY CALLS/ MEETINGS:	9/8, 9/9, 9/12 - CALL DESK
RA REPORTS:	EXPECTED TODAY/TOMORROW
EXPECTED PRICING:	W/O SEP 12TH
EXPECTED CLOSING:	ON OR ABOUT OCT 5TH

A copy of the Transaction Free Writing Prospectus, dated September 2, 2011, describing the Publicly Offered Certificates, the Mortgage Loans, certain associated risks of an investment in the Publicly Offered Certificates, and other related matters is available at http://sec.gov/Archives/edgar/data/762153/000152153611000188/q1100144_fwp-msmc.htm.

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com.

This information was prepared by Morgan Stanley (MS) sales and trading personnel for institutional investors. It is NOT: a research report; independent or impartial; a personal recommendation or investment advice (or a basis for considering MS to be a fiduciary or municipal or other type of advisor); tax, legal or accounting advice; a solicitation or offer to buy/sell any financial instrument; or an official confirm. The views of the author may differ from those of others at MS (including Research). MS may engage in conflicting activities, including principal trading before or after sending these views, market making, lending and the provision of investment banking or other services related to instruments/issuers mentioned. Information/opinions are: based upon sources believed to be reliable (but no representation of accuracy or completeness is made); likely to change without notice; for information purposes only; and considered proprietary. Any price levels are indicative only and not intended for use by third parties. MS disclaims any liability with respect to this information. Subject to additional terms at http://www.morganstanley.com/disclaimers; by messaging with MS you consent to the foregoing.

This is not a research report or product of MS Research but may refer to a research analyst/research report. Contact me for MS Research/disclosures or review at https://secure.ms.com. Unless otherwise indicated views expressed are author's and may differ from MS Research or others within Morgan Stanley. This material will not be updated and we do not represent it is accurate or complete. This is not an offer to buy/sell or solicitation of an offer to buy/sell the securities mentioned. MS may invest in or act as market maker for securities mentioned or may advise the issuers. We are not acting as municipal advisor under Sect. 975 of the Dodd-Frank Wall Street Reform & Consumer Protection Act.

This information was prepared by Morgan Stanley (MS) sales and trading personnel for institutional investors. It is NOT: a research report; independent or impartial; a personal recommendation or investment advice (or a basis for considering MS to be a fiduciary or municipal or other type of advisor); tax, legal or accounting advice; a solicitation or offer to buy/sell any financial instrument; or an official confirm. The views of the author may differ from those of others at MS (including Research). MS may engage in conflicting activities, including principal trading before or after sending these views, market making, lending and the provision of investment banking or other services related to instruments/issuers mentioned. Information/opinions are: based upon sources believed to be reliable (but no representation of accuracy or completeness is made); likely to change without notice; for information purposes only; and considered proprietary. Any price levels are indicative only and not intended for use by third parties. MS disclaims any liability with respect to this information. Subject to additional terms at http://www.morganstanley.com/disclaimers; by messaging with MS you consent to the foregoing.